CONTACT:
KEVIN GREGORY, CFO
(859) 586-0600 X1424
kgregory@pomeroy.com
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POMEROY IT SOLUTIONS, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

HEBRON, KY.--(BUSINESS WIRE)-April 18, 2006-Pomeroy IT Solutions, Inc., announced that on March 31, 2006, the Board of Directors of the Company authorized a program to repurchase up to 500,000 shares of its outstanding common stock. The timing and extent of the repurchases will depend on market conditions and is subject to credit facility limitations and the Company regaining compliance with the Nasdaq listing requirements. The Company intends to effect such repurchases, if any, in compliance with Rule 10b-18 under the Securities Exchange Act of 1934. The acquired shares will be held in treasury or cancelled. The Company anticipates financing the repurchase program out of working capital.

ABOUT POMEROY IT SOLUTIONS
As an international technology services and solutions provider, Pomeroy IT Solutions unites core competencies in IT Outsourcing Services and Professional Services. Some of the Company's services include consulting, project management, application development, integration, staffing, and technology sourcing. Pomeroy's capabilities as an end-to-end services and technology sourcing provider set the Company apart as a unique, one-stop alternative. This combination helps its Fortune 1000, government, and mid-market clients realize their business goals and objectives by leveraging information technology to simplify complexities, increase productivity, reduce costs, and improve profitability.

Certain of the statements in the preceding paragraphs regarding projected revenues and service capabilities constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected. Further, projected revenues contained in such statements are based on the estimated needs of the customers as conveyed to Pomeroy. Other factors which could cause actual results to differ materially from current expectations include, but are not limited to, the terms of applicable agreements and assumptions regarding the Company's performance thereunder, the nature and volume of products and services anticipated to be delivered, existing market and competitive conditions including the overall demand for IT products and services, the terms of applicable customer and vendor agreements and certification programs and the assumptions regarding the ability to perform there under, the ability to implement the company's best practices strategies, the ability to manage risks associated with customer projects, the ability to attract and retain technical and other highly skilled personnel and the Company's ability to obtain sufficient volumes of products and provide services.